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                                                                    Exhibit 10.6

                             SALES AGENCY AGREEMENT

THIS AGREEMENT is made as of the 19th day of September 1999, by and

BETWEEN; Hedman Resources Limited. ("PRINCIPAL") whose principal business address is located at 106 Fielding Road, Lively, Ontario P3Y IL5

                                      AND

TECHNOLOGY DEVELOPMENT SERVICES LTD. ("AGENCY") whose principal business address is located at Management International Bldg. East Bay, Street, P.O. N-8198 Nassau, the Bahamas

WHEREAS, THE PARTIES HAVE MUTUALLY AGREED TO ENTER INTO AN EXCLUSIVE SALES AGENCY AGREEMENT FOR THE DISTRIBUTION & MARKETING OF "SUPERFIL" SOLELY TO THE PLASTIC/POLYMER INDUSTRY WORLDWIDE

NOW THEREFORE, in consideration of the parties, it is agreed:

1.        EXCLUSIVE REPRESENTATION:

          Principal grants to Agency the exclusive right to act as Principal's representative, to solicit orders for the Principal's sole industrial mineral coined "Superfil" from all segments of the plastic/polymer industries including but not limited to produces, manufacturers, compounders, molders, and fabricators.

          Agency under the terms of this agreement and upon the signing of this agreement has the world distribution rights of Superfil.

          (exclusions if any, are certain accounts in the plastic/polymer industry that the agent at his own discretion may not wish to solicite) Principal must receive written approval from the Agent prior to solicitation of the client.

2.        SALES POLICIES:

          The prices, charges and terms of sale of the Principals products ("Sales Policies") shall be established by the Principal. The Sales Policies shall be those currently in effect and established from time to time by the Principal in its price books, bulletins, and other authorized releases. Written notice of each Sales Policy change shall be given by the Principal to the Agency at least ninety (90) days in advance of such change. Agent shall in turn establish the selling prices of the industrial mineral coined "Superfil" "Polymer Grade" Sales will be based on US dollars. Agent will be solely responsible for invoicing which will be under it's registered trade name.

3.        ORDERS AND COLLECTIONS:

          Orders for shipped products solicited by the Agency shall be the full responsibility of the Agent. All invoices in connection with orders to the Territory shall be rendered by the Principal direct to the Agent and full responsibility for all collections and bad debts rests with the Agent. The Principal agrees to refer to the Agency for attention all inquiries concerning the Principal's product received by any of Agents clients or from any other source or by any means whatsoever from the Territory or for shipment of products into the territory.
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          DUTIES:

          The Purpose of this Agreement is to promote orders and reorder of Principal's products and services in the Territory and the long term goodwill of the Agency. The Agency agrees to diligently and faithfully work the Territory in an endeavour to secure business for the Principal and use its best efforts to promote Principal's products. Principal will provide product training to Agency staff and use its best efforts to perform and provide its products in a fit, merchantable, workmanlike and marketable manner, provide marketing support for the sales effort of the Agency and protect and promote Agency-customer relationships within the territory.

5.        RELATIONSHIP CREATED:

          The Agency is not an employee of the Principal for any purpose whatsoever, but is an independent contractor. Principal is interested only in the results obtained by the "Agency", who shall have sole control of the manner and means of performing under this Agreement. Principal shall not have the right to require Agency to do anything which would jeopardize the relationship of independent contractor between Principal and Agency, unless otherwise agreed in writing. Agency shall be responsible for Agency's taxes. All expenses and disbursements incurred by Agency in connection with performance by Agency or Agency's sales activities shall be borne wholly and completely by Agency. Agency does not have, nor shall Agency hold itself out as having any right, power or authority to create any contract or obligation, express or implied, on behalf of, in the name of, or binding on the Principal unless Principal shall consent thereto in writing, excepting to solicit orders as the same are more particularly defined in this Agreement. Agency shall have the right to appoint and shall be solely responsible for Agency's own sub-agents, salespersons, employees, agents and representatives who shall be at Agency's own risk, expense and supervision and shall not have any claim against the Principal for compensation or reimbursement unless otherwise agreed to in writing between the parties. Principal shall not during the term of this Agreement or for one year after termination thereof engage, hire or employ Agency's sub-agents, salesperson, employees, representatives or agents unless otherwise agreed to be Agency. Neither party shall at any time make representations which are outside the scope of this agreement, unless agreed to in writing by both parties. On termination of the Agency's right to solicit orders for new business for the Principal, the Agency shall promptly return to the Principal all promotional material, order forms and supplies provided by the Principal to the Agency prior to termination.

6.        COMMISSION:

          The Agency's commission rate is 15% of the net product sold, excluding transportation costs. Five percent (5%) of commission will be held back by the company to purchase stock options at a discount not to exceed 25% of the current market value. In addition the agent shall receive as bonus company stock options at a discount again not to exceed 25% of the market value. Amount of stock options are to be determined based on the volume of superfil sold over an established time period agreeable to both parties in Section 8.

6.1. Commissions are earned by the Agency on all "accepted orders" solicited within and/or delivered to the Territory, whether the orders are sent in by the Agency, received by the Principal by the mails, taken at the Principal's place of business, or otherwise. The Principal has the option of accepting or rejecting any order solicited within the Territory or any order for delivery to the Territory, except that an order will be considered an accepted order for the purpose of commissions, unless the Principal does not ship and notifies the Agency in writing of the order or orders rejected by the Principal within thirty (30) days of the submission of the order to the Principal whether submitted by the Agency, a customer or through some other source. If the order is submitted by mail, the order will be considered accepted, unless the Principal does not ship and notifies the Agency in writing of the Principal's rejection of the order within thirty (30) days of the mailing of such order by the Agency or otherwise to the Principal. All commissions payable to the Agency hereunder shall be due and payable to the Agency on or before the twentieth (20th) day of the month immediately following invoicing. In the event of termination of this Agreement by either party, the Agency shall be paid commissions on all orders for orders deliveries to the Territory which are substantially
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       attributable in whole or in part to activities or services performed prior to the effective date of termination, regardless of the shipment and invoice date, except in the event of a "for cause termination" under Paragraph 7.1 in which event Commission obligation is limited to shipments made by Principal prior to the effective date of termination.

       Purchasing Price:

       The principal will sell his product to the marketer for .13c a pound US until 12/31/2001. Delivery locations, packaging and labeling will be established by marketer. Shipments to customers will be made according to industry standards by principal.

8.     Terms:

       This Agreement shall continue in force and effect for one (2) year period and thereafter from year to year based upon the Agent selling no less than one thousand tons of Superfil per annum and thereafter. This agreement will not exceed twenty-one (21) years unless renewed thereafter in writing by the parties) unless the first to occur of the following events, at which time the Agency's right to solicit new business shall terminate:

9.     Product & Product Availability:

       Agent shall have first call on and first right of refusal on inventories. All product samples shall be provided by the Principal at no cost to the Agent. Specifications for the said product shall be in accordance with industry and governmental standards and specifications. Should any specification changes be required by Marketer, principal will do everything possible to effectively meet said changes at the lowest possible cost increment.

10.    For Cause Termination:

10.1 Commission of a felony by either party in the course of performance of the Agreement shall entitle the other to effect immediate termination upon the giving of written notice.

10.2 The election of one party (the "aggrieved party") to terminate this Agreement upon (1) the actual breach or actual default by the other party in the reasonable performance of the defaulting party's obligations and duties under this Agreement and (2) the failure of the defaulting party to cure the same within 30 days (the "cure period") after receipt by the defaulting party of a good faith written notice from the aggrieved party specifying such breach or default and (3) provided that the defaulting party has not cured the default and the aggrieved party may then give written notice to defaulting party of his or its election to terminate ten (10) days after expiration of the cure period.

11.    General Provisions:

11.1 This Agreement may be modified or amended in whole or in part from time to time only by the mutual written agreement signed by all parties and delivered by each to the other prior to the effective date of such modification or amendment. Principal shall save Agency harmless from and against and indemnify Agency for all liability, loss, costs, expense or damages whatsoever caused by reason of any of Principal's products (whether or not defective or covered by warranty) and any act or commission of Principal or Principal's customers or vendees, including but not limited to any injury (whether to body, property of personal or business character or reputation) sustained by any person or organization or to any person or to property whether from breach of warranty, products liability, infringement or any patent rights or other rights of third parties and whether from any violation of municipal, state or federal laws or regulations governing the products or services or their sale which may result from the sale or distribution of the products by the Agency, and including any act by the Agency related to the design, alteration,


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      modification or change of the product supplied by the Principal, except as to modification or change caused by or assumed in writing by Agency. Principal agrees to include Agency as an insured in all policies of Principal which provide protection or indemnity against any liability to customers, consumers or third parties as to any liability or responsibility above referred to. All provisions of this Agency Agreement, including the provisions of this Paragraph 8 shall be subject to and shall be enforced and construed pursuant to the laws of the Country where the Agency's principal office is located, as set forth below.

11.2 If and in the event any provision of this Agreement is void or voidable under any applicable local or state law, such void or voidable provision shall not affect the balance of the Agreement which shall remain fully enforceable as if said void or voidable provision had been deleted by mutual consent of the parties.

12.   NOTICES:

      Any notice, demand or request required or permitted to be given hereunder shall be in writing and shall be deemed effective twenty-four (24) hours after having been deposited in the mail, postage prepaid, registered are certified and addressed to the addressee at its main office, as set forth below. Any party may change its address for purposes of this Agreement by written notice given in accordance herewith.

      DATE: September 29, 1999
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      PRINCIPAL:                          AGENCY: [HEDMAN RESOURCES LIMITED -
                ------------------------           CANADA SEAL]
                                                  -----------------------------

      BY: /s/ Claude Taillefer            BY: /s/ Vincent E. Arlando
          ------------------------------      ---------------------------------

      TITLE: President & CEO              TITLE: President
             ---------------------------         ------------------------------

      ADDRESS OF PRINCIPAL'S MAIN OFFICE:      ADDRESS OF AGENCY'S FIELD OFFICE:

      106 Fielding Road                        61 Harbour Court, Staten Island
      Lively, Ontario                          New York, 10308
      P3Y 1L5